Exhibit 12

                           CARNIVAL CORPORATION & PLC
                       Ratio of Earnings to Fixed Charges
                          (In millions, except ratios)

                                                Years Ended November 30,
                                 -----------------------------------------------------
                                   2003        2002        2001      2000        1999
                                 -------     -------     -------     -----     -------
Net income                       $ 1,194     $ 1,016     $   926     $ 965     $ 1,027
Income tax expense (benefit),
  net                                 29         (57)        (12)        1           3
                                 -------     -------     -------     -----     -------

Income before
  income taxes                     1,223         959         914       966       1,030

Adjustment to earnings:
  Minority interest                                                                 14
  Loss (income) from
    affiliated operations
    and dividends received                                    57       (21)        (61)
                                 -------     -------     -------     -----     -------

Earnings as adjusted               1,223         959         971       945         983
                                 -------     -------     -------     -----     -------

Fixed charges
  Interest expense, net              195         111         121        41          47
  Interest portion of
    rent expense (a)                  16           5           4         4           3
  Capitalized interest                49          39          29        41          41
                                 -------     -------     -------     -----     -------

Total fixed charges                  260         155         154        86          91
                                 -------     -------     -------     -----     -------

Fixed charges not affecting
  earnings:
    Capitalized interest             (49)        (39)        (29)      (41)        (41)
                                 -------     -------     -------     -----     -------
Earnings before fixed
  charges                        $ 1,434     $ 1,075     $ 1,096     $ 990     $ 1,033
                                 =======     =======     =======     =====     =======

Ratio of earnings to
  fixed charges                      5.5x        6.9x        7.1x     11.5x       11.4x
                                 =======     =======     =======     =====     =======

(a) Represents one-third of rent expense, which we believe to be representative of the interest portion of rent expense.


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